EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Energy Partners, Ltd. (“EPL” or the “Company”), and GARY HANNA (“Executive”). EPL and Executive may hereinafter be referred to jointly as the “Parties.”

The Parties to this Agreement, in consideration of the mutual covenants contained herein, agree upon the following terms of employment of Executive by the Company:

1. Effective Date and Term. Executive’s employment with the Company subject to this Agreement shall commence on the effective date (the “Effective Date”) of the Second Amended Joint Plan of Reorganization of Energy Partners, Ltd. and Certain of its Subsidiaries under Chapter 11 of the Bankruptcy Code, as Modified as of July 31, 2009 (the “Plan of Reorganization”). Subject to the terms and conditions herein, the Company hereby employs Executive, and Executive hereby accepts employment for a term commencing on the Effective Date and continuing for a period of three (3) years (the “Term”); provided, however, that the Term may be terminated prior to the expiration thereof in accordance with Paragraph 4. The term “Term of Employment” means the period from the Effective Date until the expiration or termination of the Term pursuant to this Paragraph 1 or in accordance with Paragraph 4 of this Agreement.

2. Duties. Executive will serve the Company in the capacity of Chief Executive Officer and, in that capacity, Executive will perform his duties to the best of his abilities, subject to the oversight of the Company’s Board of Directors (the “Board”). The Company agrees that Executive shall have duties and responsibilities consistent with the position set forth above in a company the size and of the nature of EPL and shall at all times have such discretion and authority as is required in the carrying out of Executive’s duties in a proper and efficient manner, subject to such limits as the Board may impose through the Company’s authorizing resolutions or otherwise.

During the Term of Employment, Executive shall devote all of his professional attention, on a full time basis, to the business and affairs of the Company and shall use his best efforts to advance the best interest of the Company. It is acknowledged that Executive lives in Houston, Texas, and that, unless and until Executive moves to New Orleans, Louisiana, Executive will commute to New Orleans, Louisiana (if the Company’s primary offices remain in New Orleans); provided, however, that, for up to one year after the Effective Date, the Company shall pay for Executive to commute to New Orleans, Louisiana, as set forth below.

During the Term of Employment, Executive shall not, without the prior approval of the Board, which approval will not be unreasonably withheld, (a) directly or indirectly render services to, or otherwise act in a business or professional capacity on behalf of or for the benefit of, any other “Person” (as defined below) as an employee, advisor, member of a board or similar governing body, independent contractor, agent, consultant, representative or otherwise, whether or not compensated, or (b) accept appointment to or work in any capacity for any charitable or not-for-profit organization (except as provided below); and, in the case of clauses (a) and (b), to the extent Board approval is granted for Executive’s engagement in any such activity, Executive shall only engage in such activity to the extent that such activity does not unreasonably conflict

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or interfere with the performance of Executive’s duties to the Company. Notwithstanding the foregoing, Executive shall be entitled to manage his personal investments and affairs, to engage in public speaking, and to serve, from time to time, on the board of directors (or in a comparable position) of up to two (2) charitable organizations selected by Executive, provided that such activities do not unreasonably conflict or interfere with the performance of Executive’s duties. “Person” or “person” as used in this Agreement means any individual, partnership, limited partnership, corporation, limited liability company, trust, estate, cooperative, association, organization, proprietorship, firm, joint venture, joint stock company, syndicate, company, committee, government or governmental subdivision or agency, or other entity.

3. Compensation.

(a) Salary. For all duties to be performed by Executive in any capacity hereunder, Executive shall be paid a base salary (“Base Salary”) at an annual rate, to be determined by the Board, of not less than $400,000.00 per year, payable in accordance with the normal payroll practices and procedures of the Company and subject to normal withholdings.

(b) Bonus Compensation. During the Term of Employment, Executive shall be entitled to receive, in addition to his Base Salary, an annual bonus (each, an “Annual Bonus”) awarded at the discretion of the Board upon recommendation of the Compensation Committee and based upon Executive’s performance. Each Annual Bonus will be paid in a grant of the Company’s common stock. The Executive’s target Annual Bonus for each year shall be between 25% and 125% (inclusive) of Executive’s Base Salary in effect for the calendar year to which such Annual Bonus relates (the “Target Bonus”). The establishment of any Target Bonus and the determination and payment of any Annual Bonus shall be governed by the Energy Partners, Ltd. 2009 Long Term Incentive Plan (the “LTIP”) or such other plan as adopted by the Company governing annual incentive awards; provided, however, that any stock grant made to pay any Annual Bonus shall not be made subject to any forfeiture provisions, transfer restrictions (other than those required by law) or repurchase provisions (other than the Company’s right under the LTIP to repurchase all or any portion of the common stock awarded pursuant to such stock grant if such common stock is not required to be registered under Section 12 of the Securities Exchange Act of 1934, as amended). For any partial year of employment, the amount of such Annual Bonus shall be pro-rated for the portion of the year that Executive was in the employ of the Company. To the extent payable pursuant to any applicable plan of the Company, Executive’s Annual Bonus will be paid to Executive no later than March 15 of the calendar year following the calendar year to which the Annual Bonus relates.

(c) Other Benefits. During the Term of Employment, Executive shall be eligible for participation in and to receive all benefits under welfare benefit plans, practices, policies and programs of the Company, including the Company’s medical, dental, vision, disability, and 401(k) plans as may be in effect from time to time for other similarly situated executives of the Company (“Employee Benefits”). Executive shall be entitled to four weeks of paid vacation and sick leave in accordance with the Company’s prevailing policy for its executives. Unused vacation days will not be carried over into the following calendar year.

(d) Expense Reimbursement. Executive shall be entitled to reimbursement of all reasonable and necessary expenses incurred on behalf of the Company during the Term of

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Employment in accordance with the Company’s standard policies and procedures, which provide an objectively determinable nondiscretionary definition of the expenses eligible for reimbursement. Notwithstanding any provision of this Agreement to the contrary, the amount of expenses for which Executive is eligible to receive reimbursement during any calendar year shall not affect the amount of expenses for which Executive is eligible to receive reimbursement during any other calendar year within the Term of Employment. Reimbursement of expenses under this Paragraph 3(d) with respect to which the Company’s standard policies and procedures have been followed shall be made on or before the last day of the month following the month in which the Executive has requested reimbursement and submitted documentation for such expenses in accordance with the Company’s standard policies and procedures. Executive is not permitted to receive a payment or other benefit in lieu of reimbursement under this Paragraph 3(d).

(e) Stock Options. Executive shall receive an initial award of stock options to be granted on the Effective Date (the “Initial Stock Options”) and will be entitled to participate annually thereafter in any additional awards of stock options (together with the Initial Stock Options, the “Stock Options”) by the Company as determined by the Board in its discretion. The Initial Stock Options shall be in an amount representing the right to purchase 68,116 shares of the Company’s common stock, with an exercise price of $10.00 per share or, if greater, the Market Value Per Share (as defined in the LTIP) of the stock on the date of grant. The terms of the Stock Options shall be governed by the LTIP and one or more separate stock option agreements by and between the Company and Executive; provided, however, that the stock option agreement relating to the Initial Stock Options shall reflect the following:

(i) The Initial Stock Options shall vest ratably on a monthly basis over a 36-month period beginning on the Effective Date (the “Vesting Period”); provided, however, that the vesting for the first six months of the Vesting Period (the “Initial Period”) shall be deferred until the end of the Initial Period such that (A) the portion of the Initial Stock Options that would have otherwise vested during the Initial Period will automatically vest on the first day following the expiration of the Initial Period and (B) any remaining unvested Initial Stock Options shall vest ratably on a monthly basis over the remainder of the Vesting Period.

(ii) Any vested Initial Stock Options shall remain exercisable by Executive for a period of 30 months following the vesting date of such Initial Stock Options.

(iii) If Executive’s employment is terminated in an Involuntary Termination as defined in Paragraph 4(b) of this Agreement or a For Good Reason Termination as defined in Paragraph 4(d) of this Agreement, the portion of the Initial Stock Options that would have vested during the six months immediately following the Date of Termination will automatically vest and become non-forfeitable and the entire vested portion of the Initial Stock Option shall remain exercisable by Executive for a period of not less than 30 months following the Date of Termination.

(iv) Upon the occurrence of a Change in Control, all remaining unvested Initial Stock Options will automatically vest and become non-forfeitable and

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the entire vested portion of the Initial Stock Option shall remain exercisable by Executive for a period of not less than 30 months following the Change in Control. For purposes of this Agreement, a “Change in Control” shall mean a Change in Control as defined in the LTIP;

(v) Any of the Company’s common stock issued upon the exercise of any of the Initial Stock Options shall not be subject to any forfeiture provisions, transfer restrictions (other than those required by law) or repurchase provisions (other than the Company’s right under the LTIP to repurchase all or any portion of such common stock if such common stock is not required to be registered under Section 12 of the Securities Exchange Act of 1934, as amended).

(f) Commuting Expenses. For the first year of the Initial Term, Executive will be reimbursed for the following costs of commuting from Houston, Texas, to the Company’s offices in New Orleans, Louisiana:

(i) One round-trip coach-class airline ticket per week, and

(ii) Reasonable other travel expenses (e.g., parking) supported by appropriate documentation and submitted pursuant to Paragraph 3(d) of this Agreement.

Further, the Company shall provide Executive with a housing allowance in the amount of $5,000 per month for the first year of the Initial Term. Following the first year of the Initial Term, if the Company’s primary offices remain in New Orleans, Executive may relocate to New Orleans, Louisiana. Upon such relocation, the Company shall reimburse Executive for moving expenses and normal closing costs (fees, appraisal, commissions, etc.) related to the sale of Executive’s current residence in Houston, Texas. The total amount of such relocation expenses reimbursable pursuant to this Paragraph 3(f) shall not exceed $100,000; provided, however, that the Company shall not be obligated to reimburse Executive for any such relocation expenses unless Executive (i) has taken steps toward relocating to New Orleans on or before the first anniversary of the Effective Date, and (ii) does in fact relocate in New Orleans within a reasonable time thereafter.

(g) Other Benefits. This Agreement governs the rights and obligations of Executive and Company with respect to Executive’s Base Salary and certain other perquisites of employment. Except as expressly provided herein, Executive’s rights and obligations both during the Term of Employment and thereafter with respect to Stock Options, incentive compensation, and other benefits under the plans and programs maintained by Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters.

4. Termination. Unless otherwise agreed to in writing by the Company and Executive, Executive’s employment hereunder may be terminated under the following circumstances:

(a) For Cause Termination. The Board may terminate Executive’s employment with the Company for Cause, as defined in the following sentence. For purposes of this Agreement, (i) “Cause” means: (A) Executive’s material breach of this Agreement or

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Executive’s willful failure to perform his required duties and responsibilities (if such failure to perform has not been cured within ten business days following receipt of notice from the Company), (B) Executive’s indictment for, or conviction of (1) a misdemeanor involving fraud, dishonest or moral turpitude or (2) any felony, (C) dishonesty on the part of Executive directly related to the performance of Executive’s duties, (D) wrongful and intentional disclosure of confidential information by Executive, a conflict of interest on the part of Executive that is undisclosed and not approved by the Board, (E) Executive’s material violation of any Company policy available to all employees that materially and adversely affects the Company (if such material violation has not been cured within ten business days following receipt of notice from the Company), or (F) Executive’s engaging in any manner, directly or indirectly, in a business that competes with the business of the Company, unless first disclosed to and approved by the Board in all material respects; and (ii) a “For Cause Termination” is any termination for Cause in accordance herewith.

(b) Involuntary Termination. The Board may, at any time, terminate Executive’s employment with the Company without Cause through an Involuntary Termination. An “Involuntary Termination” is any termination of Executive’s employment by the Board that does not meet the definition of a For Cause Termination and does not include a termination by reason of Executive’s death or Disability.

(c) Voluntary Termination. Executive may terminate his employment with the Company for any reason or no reason (a “Voluntary Termination”) upon giving the Company not less than thirty days’ written notice in advance of any proposed Date of Termination (as defined in Paragraph 4(g)).

(d) Good Reason. Executive may terminate his employment with the Company for Good Reason as defined in the following sentence. For purposes of this Agreement, (i) “Good Reason” means the occurrence of any of the following: (A) Company’s material breach of the Agreement, (B) a material reduction in Executive’s Base Salary, (C) a material diminution in Executive’s authority, duties or responsibilities that are normally associated with the position of Chief Executive Officer, (D) a requirement by the Company that Executive be required to relocate outside of New Orleans or Houston, or (E) a Change in Control; (ii) a “For Good Reason Termination” is any termination for Good Reason in accordance herewith. Notwithstanding the foregoing provisions of this Paragraph 4(d) or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (i) the condition giving rise to Executive’s termination of employment must have arisen without Executive’s consent; and (ii) (A) Executive must provide written notice to the Company of such condition in accordance with Paragraph 4(f) within 90 days of the initial existence of the condition, (B) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company and (C) the date of Executive’s termination of employment must occur within 30 days after the expiration of the cure period set forth in (ii)(B) above. This definition of “Good Reason” shall be construed and administered in accordance with the requirements of Treasury Regulation Section 1.409A-1(n)(2).

(e) Death or Disability. Executive’s employment will automatically terminate upon Executive’s death or upon a determination that he has incurred a “Disability.” For the

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purposes of this Agreement, “Disability” means, as reasonably determined by the Board, Executive’s physical or mental incapacity that renders him unable to perform the essential functions of Executive’s duties to the Company for sixty consecutive days or eighty days in any twelve month period, even with reasonable accommodation.

(f) Notice of Termination. Any termination occurring in accordance with the terms of this Paragraph 4 (other than by reason of Executive’s death) shall be communicated by a Notice of Termination to the other Party delivered in accordance with Paragraph 7 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision of this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination; and (iii) specifies the date such termination shall be effective (the “Date of Termination”). The failure of a Party to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of the basis for termination shall not waive any right of such Party hereunder or later preclude such Party from asserting such fact or circumstance in enforcing its rights hereunder.

(g) Date of Termination/Disability. “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that if Executive’s employment is terminated by reason of his death, the Date of Termination shall be the date of death of Executive; provided further that, in the case of a termination due to Executive’s Disability, the Date of Termination is the end of any sixty day period or the eighty first day in any twelve month period that Executive is absent from work by reason of Disability.

5. Obligations of the Company in the Event of Termination.

(a) Upon termination of Executive’s employment hereunder by the Company For Cause or by Executive without Good Reason, Executive shall be entitled to receive:

(i) Executive’s Base Salary through the Date of Termination.

(ii) Any Annual Bonus earned but unpaid as of the Date of Termination for any fiscal year completed prior to the Date of Termination.

(iii) Reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with this Agreement prior to the Date of Termination.

(iv) Such Employee Benefits, if any, as to which Executive may be entitled pursuant to the terms governing such Employment Benefits and any applicable law.

(b) Upon termination of Executive’s employment hereunder by the Company in an Involuntary Termination, by Executive for Good Reason or upon death or Disability of Executive, Executive shall be entitled to receive:

(i) Executive’s Base Salary through the Date of Termination.

EMPLOYMENT AGREEMENT

(ii) Any Annual Bonus earned but unpaid as of the Date of Termination for any fiscal year completed prior to the date of termination.

(iii) Reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with this Agreement prior to the Date of Termination.

(iv) Such Employee Benefits, if any, as to which Executive may be entitled pursuant to the terms governing such Employment Benefits and any applicable law.

(v) A “Severance Amount” equal to Executive’s aggregate Base Salary for the lesser of (i) six months and (ii) the remainder of the Term of this Agreement (the “Severance Period”). Such Severance Amount shall be payable in a lump sum within thirty days of the Date of Termination (or, if later, five business days after Executive executes and delivers the Release Agreement, as defined below) in accordance with normal payroll practices.

(vi) For the duration of the Severance Period, Executive, his spouse and his dependents shall be entitled to continuation coverage under the Company’s group medical, dental and vision insurance plans comparable to the level of coverage in effect at the time of termination, provided Executive, his spouse and such dependents were enrolled in such plans immediately prior to the termination of Executive’s employment. Such benefits shall be provided pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The Company shall reimburse Executive during the Severance Period for the portion of the COBRA premium equal to the amount the Company pays for similarly situated executives who are actively employed by the Company. Executive shall be entitled to such COBRA coverage beyond the Severance Period as is required by law.

(c) In light of the difficulties in estimating the damages for an early termination of Executive’s employment under this Agreement, Company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to this Paragraph 5 shall be received by Executive as liquidated damages.

(d) Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment or provide any benefit under Paragraph 5(b) unless (i) Executive executes and delivers to the Company a release agreement in the form attached hereto as Exhibit A (the “Release Agreement”) and (ii) Executive does not revoke such Release Agreement during any applicable revocation period.

6. Indemnification; Directors’ and Officers’ Liability Insurance. As and to the extent provided in the Company’s bylaws, Executive will be entitled to the indemnification provided to other executive officers and directors of the Company. In addition, the Company agrees to include Executive as a covered person on a directors’ and officers’ liability insurance policy or policies covering Executive to the same extent that the Company provides such coverage for its other executive officers and directors.

EMPLOYMENT AGREEMENT

7. Notices. Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered, or mailed by expedited overnight delivery service, or sent by facsimile (provided that the sender confirms the facsimile by sending an original confirmation copy thereof by certified or registered mail or expedited delivery service within two business days after transmission thereof) to the respective Parties at the following addresses unless and until a different address has been designated by written notice to the other Party, as follows:

Notices to the Company:

Energy Partners, Ltd.

201 St. Charles Ave., Suite 3400

New Orleans, Louisiana, 70170-1026

Facsimile No.: (504) 569-1874

Notices to Executive:

Gary Hanna

3771 Carlon St.

Houston, Texas 77005

Facsimile No.: (504) 535-2704

Any notice shall be deemed to have been given at the time of personal delivery or, in the case of facsimile, upon transmission (provided confirmation is sent as described above) or, in the case of expedited delivery via overnight service upon receipt thereof.

8. Non-Disclosure/Non-Disparagement.

(a) During the Term of Employment and at all times thereafter, Executive shall (i) hold in a fiduciary capacity for the benefit of the Company and each of its affiliates, all secret or confidential information, knowledge or data, including, without limitation, trade secrets, sources of supplies and materials, past, present and future financial condition, markets for their products, key personnel, customer lists and their identity, designs, production and design techniques and methods, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, processes, technologies, and any intellectual property relating to the business of the Company or its affiliates, and their respective businesses, (A) obtained by Executive during Executive’s employment by the Company and any of the subsidiaries of the Company, and (B) not otherwise in the public domain (“Confidential Information”); and (ii) comply with any confidentiality obligations of the Company to a third party. Executive shall not, without the prior written consent of the Company (acting at the direction of the Board): (i) except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel that such disclosure is legally required, communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company; or (ii) use any Confidential Information for any purpose other than the performance of his duties pursuant to this Agreement. Executive will reasonably assist the Company or its designee, at the Company’s expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded any Confidential Information disclosed pursuant to the terms of this Agreement.

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(b) Executive and the Company each agree not to disparage the other (and, in the case of the Company, any of its affiliates or any of their respective officers or directors) at any time during or after the Term of Employment hereunder.

(c) All processes, technologies, intellectual property and inventions (collectively, “Inventions”) conceived, developed, invented, made or found by Executive, alone or with others, during the Term of Employment that are within the scope of the Company’s business operations, regardless of whether patentable and regardless of whether on the Company’s or any of its subsidiaries’ time or with the use of the Company’s or any of its subsidiaries’ facilities or materials, shall be the property of the Company or its respective subsidiary, as the case may be, and shall be promptly and fully disclosed by Executive to the Company. Executive shall perform all reasonably necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by the Company or any of its subsidiaries) to vest title to any such Invention in the Company or the applicable subsidiary and to enable the Company or the applicable subsidiary, at their expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

9. Non-Compete.

(a) Executive will not, during the Employment Period and for a period of six months following the Date of Termination, without the consent of the Board:

(i) engage in any oil and gas exploration and production activity in the Gulf of Mexico competitive with the business of the Company, or

(ii) own stock or any other equity interest in an entity that engages in oil and gas exploration or production in the Gulf of Mexico competitive with the business of the Company (other than solely as a holder of not more than 1% of the issued and outstanding shares of any public entity).

(b) Executive covenants and agrees with the Company and its subsidiaries that, during the Term of Employment and for a period of two years following the Date of Termination, Executive shall not, directly or indirectly, for himself or for any other Person:

(i) solicit any then-current employee or representative of the Company to accept employment with any other person or entity, or hire any such employee or representative of the Company,

(ii) solicit any then-current customer or partner of the Company for a purpose competitive with the Company’s business, or

(iii) directly or indirectly persuade any of the persons or entities referred to in (i) or (ii) above to terminate an existing employment or business relationship with the Company.

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Executive represents to and agrees with the Company that the enforcement of the restrictions contained in Paragraph 8 and Paragraph 9 (i.e., the Non-Disclosure, Non-Disparagement and Non-Compete provisions of this Agreement) would not be unduly burdensome to Executive and that such restrictions are reasonably necessary to protect the legitimate interests of the Company. Executive agrees that the remedy of damages for any breach by Executive of the provisions of either of these paragraphs may be inadequate and that the Company shall be entitled to seek injunctive relief, without posting any bond, and Executive agrees not to oppose granting of such relief on the grounds that monetary damages would adequately compensate the Company. This Paragraph 9 constitutes an independent and separable covenant that shall be enforceable notwithstanding any right or remedy that the Company may have under any other provision of this Agreement or otherwise.

10. Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Executive and utilized by Executive in the course of his employment with the Company or any of its affiliates shall remain the exclusive property of the Company. Executive shall return such property that is in his possession or control promptly after receipt of a written request from the Company. Notwithstanding anything to the contrary contained herein, nothing in this Paragraph 10 shall prevent Executive from retaining papers and other materials of a personal nature, including personal diaries, calendars and Rolodexes, information relating to his compensation or relating to reimbursement of expenses, information that Executive reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to Executive’s employment, provided that Executive shall still remain subject to the confidentiality obligations under Paragraph 8 if and to the extent that such retained items contain Confidential Information.

11. Litigation. Executive agrees that, during the Term of Employment and continuing until the end of the one year period following Executive’s Date of Termination, and, if longer, during the pendency of any litigation or other proceeding, Executive shall not communicate with anyone (other than his attorneys and tax and/or financial advisors and except to the extent Executive determines in good faith is necessary to the performance of his duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company or any of its affiliates, other than any litigation or other proceeding in which Executive is a party-in-opposition, without giving prior notice to the Company or the Company’s counsel unless otherwise required by order of the Court or, in the opinion of counsel, by law. In addition, during the Term of Employment and continuing until the end of the one-year period following Executive’s Date of Termination, in the event that any other party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith are related to such litigation or other proceeding, Executive shall promptly so notify the Company’s counsel. Executive agrees to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of his employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved prior to the termination of his employment to the extent the Company pays all expenses Executive incurs in connection with such cooperation. If Executive is required to provide such cooperation after the termination of his employment in accordance with the foregoing provisions of this Paragraph 11,

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(x) Executive will be required to provide such cooperation only to the extent such cooperation does not unduly interfere (as determined by Executive in good faith) with Executive’s personal or professional schedule and (y) the Company will compensate Executive for his time at a rate equal to $300 per hour for time spent in connection therewith.

12. Arbitration. Except as provided otherwise in Paragraph 9, all claims, demands, causes of action, disputes, controversies or other matters in question (“Claims”), whether or not arising out of this Agreement or Executive’s service (or termination from service) with the Company, whether arising in contract, tort or otherwise and whether provided by statute, equity or common law, that the Company may have against Executive or that Executive may have against the Company, or its parents, subsidiaries or affiliates, or against each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise, shall be submitted to binding arbitration, if such Claim is not resolved by the mutual written agreement of Executive and the Company, or otherwise, within thirty days after notice of the dispute is first given. Claims covered by this Paragraph 12 include, without limitation, claims by Executive for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin, sexual orientation, or any other factor), harassment and retaliation. Any arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as are applicable to the claims asserted. If a party refuses to honor its obligations under this Paragraph 12, the other party may compel arbitration in either federal or state court. The arbitrator shall apply the substantive law of Texas (excluding choice-of-law principles that might call for the application of some other jurisdiction’s law) or federal law, or both as applicable to the Claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability or formation of this Agreement (including this Paragraph 12), including any claim that all or part of the Agreement is void or voidable and any Claim that an issue is not subject to arbitration. The results of arbitration will be binding and conclusive on the parties hereto. Any arbitrator’s award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in Houston, Texas, and that any arbitration commenced in any other venue will be transferred to Houston, Texas, upon the written request of any party to this Agreement. In the event that an arbitration is actually conducted pursuant to this Paragraph 12, the party in whose favor the arbitrator renders the award shall be entitled to have and recover from the other party all costs and expenses incurred, including reasonable attorneys’ fees, reasonable costs and other reasonable expenses pertaining to the arbitration and the enforcement thereof and such attorneys fees, costs and other expenses shall become a part of any award, judgment or verdict. Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by any federal or state court having jurisdiction. All privileges under state and federal law, including attorney-client, work product and party communication privileges, shall be preserved and protected. The decision of the arbitrator will be binding on all parties. Arbitrations will be conducted in such a manner that the final decision of the arbitrator will be made and provided to Executive and the Company no later than 120 days after a matter is submitted to arbitration. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrators, shall be kept confidential by all parties. EXECUTIVE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT,

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EXECUTIVE IS WAIVING ANY RIGHT THAT EXECUTIVE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY SERVICE RELATED CLAIM ALLEGED BY EXECUTIVE.

13. Miscellaneous.

(a) Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.

(b) Attorneys’ Fees. In the event of any arbitration or proceeding before a court of competent jurisdiction relating to this Agreement, if an arbitration panel or judge determines in a final, non-appealable order disposing of the substantive subject matter of the dispute that one party prevails over the other party, then such non-prevailing party shall be liable for and pay to the prevailing party the reasonable legal fees and arbitration and court costs incurred by such prevailing party in connection with such arbitration or proceeding before such court of competent jurisdiction, including any appeal therefrom.

(c) Survival. This Agreement has a term co-extensive with the Term of Employment. Termination of this Agreement shall not affect any right or obligation of any Party that is accrued or vested prior to such termination. The provisions of Paragraphs 8, 9, 10, 11 and 13(k) shall survive the termination of this Agreement.

(d) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(e) Entire Agreement. This Agreement contains the entire agreement between Executive and the Company with regard to the Company’s employment of Executive and supersedes and nullifies all previous agreements between the Parties about the Company’s employment of Executive.

(f) Amendment. This Agreement may be amended, modified or terminated only by a written document signed by Executive and a duly authorized officer of the Company specifically referencing the provision or provisions being amended, modified or terminated.

(g) Invalid Provision; Language Construction. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any provision in any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein except that any court having jurisdiction shall have the power to reduce the duration, area, or scope of such invalid, illegal, or unenforceable provision and, its reduced form, it shall be enforceable. It is the intent of the Parties that the provisions of this Agreement be enforceable to the fullest extent permitted by applicable law. The Parties agree that the language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either Party.

EMPLOYMENT AGREEMENT

(h) No Assignment. No rights or obligations of Executive under this Agreement may be assigned or transferred other than Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law.

(i) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(j) Waiver. The Company’s or Executive’s failure to insist on strict compliance with any provision of this Agreement shall not be deemed to be a waiver of such provision or any other provision of this Agreement.

(k) Deemed Resignation. Any termination of Executive’s employment with the Company shall constitute an automatic resignation of Executive as an officer of the Company and each affiliate of the Company. In addition, Executive agrees to resign, effective as of the date of conclusion of his employment for any reason, from his membership on the Board (if applicable), and from the board of directors of any affiliate of the Company, and from the board of directors or similar governing body of any corporation, limited liability company, or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative.

(l) Consultation with Attorney. Executive acknowledges that he has been advised in writing to consult with an attorney before signing this Agreement.

(m) No Conflict. Executive covenants and represents that (i) he is not a party to any contract, commitment or agreement, nor is he subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent or restrict him from entering into and performing his obligations under this Agreement, (ii) he is free to enter into the arrangements contemplated herein, (iii) he is not subject to any agreement or obligation that would limit his ability to act on behalf of the Company or any of its subsidiaries, and (iv) his termination of his existing employment, his entry into the employment contemplated herein and his performance of his duties in respect thereof, will not violate or conflict with any agreement or obligation to which he is subject. Executive has delivered to the Company true and complete copies of any currently effective employment agreement, non-competition agreement or similar agreement to which Executive is subject.

(n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original.

(o) Compliance with Section 409A of the Code. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be construed and interpreted in accordance with such intent. To the extent any payment or benefit provided under this Agreement is subject to Section 409A, such benefit shall be provided in a manner that complies with Section 409A, including any Internal Revenue Service guidance promulgated with respect to Section 409A; provided, however, in no event shall any action to comply with Section 409A reduce the aggregate amount

EMPLOYMENT AGREEMENT

payable to Executive hereunder unless expressly agreed in writing by Executive. In this regard, notwithstanding the foregoing provisions of this Agreement, if the payment of any severance compensation or severance benefits under Paragraph 5 would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code, and Executive constitutes a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any such payments that Executive would otherwise be entitled to during the first six months following Executive’s separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code shall be accumulated and paid on the date that is six months after Executive’s separation from service (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes and interest. For the avoidance of doubt, no amount subject to the requirements of Section 409A of the Code and its related regulations shall become payable to Executive as a result of a termination of employment that does not constitute a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and Section 1.409A-1(h) of the Treasury Regulations.

[Signature Page Follows]

EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the dates set forth below.

EXECUTIVE		ENERGY PARTNERS, LTD.

/s/ Gary Hanna		By:	/s/ Marc McCarthy
Gary Hanna			Marc McCarthy
Chairman of the Board

Date:	October 1, 2009	Date:	October 1, 2009

[Signature Page to Employment Agreement]

EXHIBIT A

Form of Release Agreement

This Release Agreement (this “Release”) is made and entered into by and between Gary Hanna (“Executive”) and Energy Partners, Ltd., a Delaware corporation (“Company”), effective as of             , 20    .

WHEREAS, Executive and Company were previously parties to an Employment Agreement, dated [September     ], 2009 (the “Employment Agreement”); and

WHEREAS, Executive’s eligibility for severance benefits pursuant to the Employment Agreement is conditioned on his execution, delivery and non-revocation of this Release within 30 days following his termination of employment; and

WHEREAS, this Release was a material inducement to Executive and Company to enter into the Employment Agreement.

NOW, THEREFORE, in consideration of the respective representations and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree and contract as follows:

Section 1. Defined Terms. Initially capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Employment Agreement.

Section 2. General Release. Executive hereby releases and forever discharges the Company and each of its subsidiaries, affiliates, successors, assigns, agents, directors, officers, employees, shareholders, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them (collectively, the “Executive Releasees”), of and from any and all Claims (as defined in Section 3).

Section 3. Claims Released. The “Claims” released herein include any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent, which Executive now has or may hereafter have against the Executive Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. Without limiting the generality of the foregoing, Claims shall include: any claims in any way arising out of, based upon, or related to Executive’s employment by or service as a director to any of the Executive Releasees, or any of them, or the termination thereof; any claim for wages, salary, commissions, bonuses, fees, incentive payments, profit-sharing payments, expense reimbursements, leave, vacation, severance pay or other benefits; any claim for benefits under any stock option, restricted stock or other equity-based incentive plan of the Executive Releasees, or any of them (or any related agreement to which any Executive Releasee is a party); any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on the Executive Releasees’ right to terminate the employment of Executive; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Claims arising under: Age Discrimination in Employment Act, as amended,

29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; or any other federal, state or local law.

Section 4. Claims Not Released. Notwithstanding the generality of the foregoing, Executive does not release the following claims and rights:

(a) Executive’s rights under the Employment Agreement and this Release;

(b) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(c) Claims to continued participation in certain of Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

(d) Claims to any benefit entitlements vested as of the Date of Termination, pursuant to written terms of any Company employee benefit plan;

(e) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release his right to secure any damages for alleged discriminatory treatment;

(f) Executive’s right, if any, to indemnity pursuant to Company’s articles of incorporation or bylaws, any written indemnification agreement between Executive and Company, and/or Company’s directors and officers insurance policies; and

(g) Any other claims that Executive cannot waive by operation of law.

(collectively, the “Executive Unreleased Claims”).

Section 5. Review and Revocation. Executive agrees and expressly acknowledges that this Release includes a waiver and release of all claims which Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this general release:

(a) This Release is written in a manner calculated to be understood by Executive, and Executive understands it.

(b) The waiver and release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date on which Executive signs this Release.

(c) This Release provides for consideration in addition to anything of value to which Executive is already entitled.

(d) Executive understands that Executive is hereby advised to consult an attorney before signing this Release.

(e) Executive understands that Executive has been granted 30 days following his termination of employment to decide whether or not to sign this Release. If Executive executes and delivers this Release prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the 30-day period.

(f) Executive understands that Executive has the right to revoke this Release during the seven (7) days following the day on which Executive signs this Release (the “Revocation Period”). In the event this Release is revoked, this Release will be null and void in its entirety.

This Release shall not become effective until the day after the Revocation Period has expired (the “Effective Date”). If Executive wishes to revoke this Release during the Revocation Period, Executive must deliver written notice stating Executive’s intent to revoke this Release, on or before 5:00 p.m. on the last day of the Revocation Period, to Company’s General Counsel at Company’s headquarters located at 201 St. Charles Ave., Suite 3400, New Orleans, Louisiana 70170.

Section 6. No Assignments of Claims. Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Executive Releasees, or any of them, and Executive agrees to indemnify and hold Executive Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Executive Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties hereto that this indemnity does not require payment as a condition precedent to recovery by the Executive Releasees against Executive under this indemnity.

Section 7. No Actions. Executive acknowledges and agrees that he has no pending lawsuit, administrative charge or complaint against Company or any of the other Executive Releasees, in any court or with any governmental agency. Executive acknowledges and agrees that he is not aware of any work-related injury suffered prior to the Effective Date for which he may be entitled to workers’ compensation benefits, nor is he aware of any facts or circumstances from which such any injury may later arise. Executive also agrees that, to the extent permitted by law, Executive will not allow any lawsuit, administrative charge or complaint to be pursued on his behalf, or to accept any remedies from any lawsuit, administrative charge or complaint pursued on his behalf. Executive further agrees that he will not participate, cooperate or assist in any litigation against the Executive Releasees in any manner, to the extent permitted by law. If lawfully subpoenaed to testify in court or in a deposition, Executive agrees to provide Company written notice of such a subpoena within five (5) days of receipt. Executive agrees that if he hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Executive Releasees any of the Claims released hereunder, then he will pay to the Executive Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Executive Releasees in defending or otherwise responding to said suit or Claim. Provided, however, that the obligation to pay attorneys’ fees shall not apply to: (1) Executive’s right to file a charge with the United States Equal Employment Opportunity Commission (as to which Executive hereby waives any right to any damages or individual relief resulting from any charge) or (2) any suit or Claim to the extent it challenges the effectiveness of this Release with respect to a claim under the Age Discrimination in Employment Act.

Section 8. No Admission. Executive further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Executive Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to Executive.

Section 9. No Reliance. Executive acknowledges that different or additional facts may be discovered in addition to what is now known or believed to be true by him with respect to the matters released in this Release, and Executive agrees that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

Section 10. Successors. This Release will be binding upon and inure to the benefit of the heirs, legatees, executors, estates, successors and permitted assigns, as applicable, of each party hereto. No rights, obligations or liabilities hereunder will be assigned by either party without the prior written consent of the other party.

Section 11. Notice. Notices and all other communications contemplated by this Release shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to Company in writing. In the case of Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

Section 12. Amendment; Waiver. No provision of this Release shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Release by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at any other time.

Section 13. Entire Agreement. No agreement, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Release have been made or entered into by either party with respect to the subject matter hereof. Except as expressly provided herein, this Release supersedes in its entirety any prior or contemporaneous agreements, whether written, oral, express or implied, relating to the subject matter hereof.

Section 14. Governing Law. The validity, interpretation, construction and performance of this Release shall be governed by the laws of the State of Texas without regard to conflicts of law principles thereof.

Section 15. Severability. The invalidity or unenforceability of any provision or provisions of this Release shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

Section 16. Counterparts. This Release may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Release as of the dates set forth below.

EXECUTIVE	ENERGY PARTNERS, LTD.

By:
GARY HANNA	Its:

Date:	Date:

[Signature Page to Release Agreement]